Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated August 11, 2020, except for the effects of the corporate conversion and stock split described in Notes 2 and 11, as to which the date is November 10, 2020, relating to the consolidated financial statements of ATI Intermediate Holdings, LLC, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Austin, Texas

November 30, 2020